UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2012

Gilman Ciocia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22996	11-2587324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Raymond Avenue, Poughkeepsie, New York	12603
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (845) 485-5278

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2012, Karen Fisher, the Principal Financial and Chief Accounting Officer and the Treasurer of Gilman Ciocia, Inc. (the “Company”) advised the Board of Directors that she had accepted a position with another company and she tendered her resignation from the Company, which is to be effective February 17, 2012.  Upon such resignation, the Board of Directors appointed Jay Palma as Principal Financial and Chief Accounting Officer and the Treasurer of the Company effective February 18, 2012.  Information about Jay Palma follows.

Mr. Palma has been the Vice President of Tax and Accounting Services of the Company since January 2008 with responsibility for day to day operations, tax software and due diligence for mergers and acquisitions.  Mr. Palma has been the Financial Operations Officer for the Company’s broker dealer subsidiary Prime Capital Services, Inc. since January 2011 with responsibility for filing its Financial and Operational Combined Uniform Single Reports (FOCUS) with the Financial Industry Regulatory Authority (FINRA).   Prior to joining the Company in 2008, Mr. Palma was employed as the financial Controller by Byram Concrete and Supply, Inc., a retail concrete and mason supply company.  From 1989 to 2006, Mr. Palma was employed by Star Gas Partners, MLP, where he held various financial and operational management positions.  Mr. Palma was also employed by PepsiCo, Inc. as an International Corporate Auditor from 1987 to 1989 and by KPMG as a Senior Auditor from 1985 to 1987. Mr. Palma holds a B.B.A. from the University of Notre Dame and an M.B.A. from Pace University.

There are no familial relationships among Mr. Palma and the directors and officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gilman Ciocia, Inc.
(Registrant)

Date: February 16, 2012	/s/ Ted Finkelstein
	Name:	Ted Finkelstein
	Title:	Vice President